(Stamped seal with the Mexican Coat of Arms that reads:
UNITED MEXICAN STATES	BANKRUPTCY 718/2010-A
JUDICIAL BRANCH OF THE
FEDERATION.)

SECTION ________________
BOARD _________________
NUMBER ________________

Mexico City, Federal District, on the sixth day of April, two thousand eleven.---

HAVING SEEN the case records of  the bankruptcy 718/2010-A, filed by Grupo Iusacell Celular, Sociedad Anónima de Capital Variable through its attorneys-in-fact, Mr. José Luis Riera Kinkel and Mr. Fernando José Cabrera García et al, to resolve as applicable in connection with the agreement presented by the conciliator, and---

FINDING OF FACT

ONE. By means of the document submitted on the twenty-fifth day of March, two thousand eleven at the Filing Office of this Court, the conciliator, Daniel Tapia Izquierdo, provided the original copy of forms LCS-4/144 and attached documents, which contain the transfer of ownership of several credits acknowledged in the case records, specifying the name both of the transferring creditor and of the acquiror who obtains them, as well as the amount and characteristics both of the credit and of the operation through which the transfer was made, and of which the following information is provided: ---

	Transferring Acknowledged Creditor	Acquiror	Transferred Amount
1	Aldemanbury investments Limited (Credit Bonds 2011)	Fintech Investments Limited	4,136,599.68
2	Banco Santander International (Credit Bonds 2012)	Fintech Investments Limited	12,392,855.48
3	Highview Point Master Fund LTD (Credit Bonds 2011)	Fintech Investments Limited	1,091,711.49
4	Highview Point Master Fund LTD (Credit Bonds 2012)	Fintech Investments Limited	55,550,784.35
5	Inversiones y Asesorías FTM Limitada (Credit Bonds 2012)	Fintech Investments Limited	23,370.98
6	J.P. Morgan Securities LTD (Credit Bonds 2012)	Fintech Investments Limited	49,664,305.99
7	Javier Elias Flores Montes (Credit Bonds 2012)	Fintech Investments Limited	123,341.43
8	Jorvik Multi-Strategy Master Fund, LP (Credit Bonds 2011)	Fintech Investments Limited	1,780,355.41
9	Jorvik Multi-Strategy Master Fund, LP (Credit Bonds 2012)	Fintech Investments Limited	1,152,925.00
10	Marathon Special Opportunity Master Fund LTD (Credit Bonds 2011)	Fintech Investments Limited	45,985,496.86
11	Marathon Special Opportunity Master Fund LTD (Credit Bonds 2012)	Fintech Investments Limited	29,794,725.91
12	Moneda International Inc On Behalf Of Moneda Latin American Corporate Debt (Credit Bonds 2012)	Fintech Investments Limited	979,470.25
13	Moneda S.A. Administradora de Fondos de Inversión como administradora del fondo de moneda deuda Latinoamericana fondo de Inversión (Credit Bonds 2012)	Fintech Investments Limited	13,132,332.95
14	Moneda S.A. Administradora de Fondos de Inversión como administradora del Fondo Moneda Retorno Absoluto Fondo de Inversión (Credit Bonds 2012)	Fintech Investments Limited	979,321,79
15	Morgan Stanley & Co. Incorporated (Credit Bonds 2011)	Fintech Investments Limited	10,111,284.77
16	Morgan Stanley & Co. Incorporated (Credit Bonds 2012)	Fintech Investments Limited	4,790,062.17
17	Padstow Financial Corp (Credit Bonds 2012)	Fintech Investments Limited	3,588,097.75
18	Permal York LTD (Credit Bonds 2011)	Fintech Investments Limited	1,456,738.13
19	Permal York LTD (Credit Bonds 2012)	Fintech Investments Limited	940,015.79
20	UBS AG, London Branch (Credit Bonds 2011)	Fintech Investments Limited	12,926,754.32
21	UBS AG, London Branch (Credit Bonds 2012)	Fintech Investments Limited	23,639,595.75
22	York Capital Management Lp (Credit Bonds 2011)	Fintech Investments Limited	5,007,923.50
23	York Capital Management Lp (Credit Bonds 2012)	Fintech Investments Limited	3,294,221.59
24	York Credit Opportunities Fund Lp (Credit Bonds 2011)	Fintech Investments Limited	3,826,074.43
25	York Credit Opportunities Fund Lp (Credit Bonds 2012)	Fintech Investments Limited	2,644,960.80
26	York Credit Opportunities Master Fund Lp (Credit Bonds 2011)	Fintech Investments Limited	8,317,089.76
27	York Credit Opportunities Master Fund Lp (Credit Bonds 2012)	Fintech Investments Limited	5,697,020.26

28	York Multi-Strategy Master Fund Lp (Credit Bonds 2011)	Fintech Investments Limited	16,614,570.50
29	York Multi-Strategy Master Fund Lp (Credit Bonds 2012)	Fintech Investments Limited	10,786,034.80
30	York Select Lp (Credit Bonds 2011)	Fintech Investments Limited	5,113,354.40
31	York Select Lp (Credit Bonds 2012)	Fintech Investments Limited	3,326,054.54
32	York Select Master Fund Lp (Credit Bonds 2011)	Fintech Investments Limited	3,622,437.82
33	York Select Master Fund Lp (Credit Bonds 2012)	Fintech Investments Limited	2,346,902.75

Likewise, by means of the document submitted to the filing office of this court, the conciliator Daniel Tapia Izquierdo provided the agreement executed by the merchant Grupo Iusacell Celular, Sociedad Anónima de Capital Variable, through its representatives José Luis Riera Kinkel and Fernando José Cabrera García, and the creditors of the acknowledged credits Fintech Investments Limited, through its attorney-in-fact Fernando del Castillo Elorza; and Azteca Holdings, Sociedad Anónima de Capital Variable; through its attorneys-in-fact Luis Ricardo Ontiveros Sandoval and Othón Frías Calderón; Azteca Móvil, Sociedad Anónima de Capital Variable; through its attorney-in-fact Jorge Luis Monroy Daguerre; and Grupo Iusacell, Sociedad Anónima de Capital Variable; TV Azteca, Sociedad Anónima de Capital Variable, through its attorney-in-fact María del Sagrario Clara del Pilar Sánchez Colorado; Iusacell PCS De México, Sociedad Anónima de Capital Variable; Iusacell Arrendadora, Sociedad Anónima de Capital Variable; Iusacell PCS, Sociedad Anónima de Capital Variable; Comunicaciones Celulares de Occidente, Sociedad Anónima de Capital Variable; Sistemas Telefónicos Portátiles Celulares, Sociedad Anónima de Capital Variable, through their attorney-in-fact Arturo Flores Cuenca. ---

TWO. In a document dated the twenty-eighth day of March, of this year, notice was given to the creditors for a term of five days, pursuant to the Article 162 of the Bankruptcy Law, for them to make any statements in the best interest, within which term none of the creditors made any statements,  by virtue of which, the resolution corresponding to such agreement is hereby entered, and ---

WHEREAS:

ONE. The sole chapter of title five of the Bankruptcy Law, “Conciliation” provides for the form and validity requirements for the approval of an agreement executed between the merchant and its acknowledged creditors, therefore, following the guidelines contemplated by such title, we analyze the agreement executed between the merchant and the creditors who executed such document. ---

Thus, in order to determine whether the agreement meets the requirements contemplated by the sole Chapter of Title Five of the Bankruptcy Law, and for this judge to be able to approve or reject it, we proceed first to determine whether such agreement meets the requirements contemplated by Article 161 of the Bankruptcy Law, which provides that: ---

Article 161.- The conciliator, once he considers he has the favorable opinion of the Merchant and of a majority of the Acknowledged Creditors necessary for the approval of the proposed agreement, shall make it available to the Acknowledged Creditors for a term of ten days, for them to give an opinion thereon and, as the case may be, execute the agreement. ---

The conciliator must attach to the proposed agreement a summary thereof, which contains its main characteristics stated in a clear and orderly manner. Both the proposed agreement and the summary thereof must be provided in the forms published by the Institute. ---

After a term of seven days shall have elapsed from the expiration of the term provided by the first paragraph of this Article, the conciliator shall submit to the judge the agreement duly executed by the Merchant and at least the required majority of Acknowledged Creditors. The presentation shall be made upon the terms of the foregoing paragraph. ---

The foregoing article, paragraph two, provides that the conciliator must attach to the proposed agreement, a summary thereof which contains its main characteristics stated in a clear and orderly manner. Both the proposed agreement and the summary thereof must be provided in the forms published by the Federal Bankruptcy Specialist Institute. ---

The foregoing was satisfied, since the documents submitted by the conciliator include the following sections, which were submitted in the forms published by such institute, which are the following: ---

Form
Proposal of agreement to creditors/Agreement executed by the merchant and a majority of creditors. Summary of liabilities considered in the agreement and section index.	LC-6/161
Proposal of agreement to creditors/Agreement executed by the merchant and a majority of creditors. I.A List of Credits separated by ranking: with mortgage real guarantee and pledge real guarantee.	LC-6/161 Section 8
Proposal of agreement to creditors/Agreement executed by the merchant and a majority of creditors. l.A. List of credits separated by ranking: Common	LC-6/161 Section 14
Proposal of agreement to creditors/Agreement executed by the merchant and a majority of creditors. III. Creditors who sign to provide effectiveness to this agreement	LC-6/161 Section 19
VI. Articles	LC-6/161 Section 24

In connection with the foregoing, it should be noted that the form LC-6/161 entitled “Proposal of agreement to creditors/Agreement executed between the merchant and a majority of creditors--- Summary of the liabilities considered in the agreement and section index”; which contains, among other information, the name of the merchant, and the acknowledged liabilities of the merchant, from which description its appears that they are liabilities with real guarantee, as well as “common” creditors. ---

Likewise, section fourteen of such form, breaks down the list of acknowledged credits separated by ranking, specifying the form of payment and percentage according to the agreement. ---

On the other hand, section nineteen of such form establishes who are the creditors who sign to provide effectiveness to the agreement, and such creditors are: ---

1. Aldemanbury Investments Limited (Credit Bonds 2011). ---

2. Banco Santander International (Credit Bonds 2012). ---

3. Fintech Investments Limited (Credit Bonds 2011). ---

4. Fintech Investments Limited (Credit Bonds 2012). ---

5. Highview Point Master Fund LTD (Credit Bonds 2011). ---

6. Highview Point Master Fund LTD (Credit Bonds 2012). ---

7. Inversiones y Asesorías FTM Limitada (Credit Bonds 2012). ---

8. J.P Morgan Securities LTD (Credit Bonds 2012). ---

9. Javier Elias Flores Montes (Credit Bonds 2012). ---

10. Jorvik Multi-Strategy Master Fund, LP (Credit Bonds 2011). ---

11. Jorvik Multi-Strategy Master Fund, LP (Credit Bonds 2012). ---

12. Marathon Special Opportunity Master Fund LTD (Credit Bonds 2011). ---

13. Marathon Special Opportunity Master Fund LTD (Credit Bonds 2012). ---

14. Moneda International Inc On Behalf Of Moneda Latin American Corporate Debt (Credit Bonds 2012). ---

15. Moneda S.A. Administradora de Fondos de Inversión como administradora del fondo moneda deuda Latinoamericana fondo de Inversión (Credit Bonds 2012). ---

16. Moneda S.A. Administradora de Fondos de Inversión como administradora del Fondo Moneda Retorno Absoluto Fondo de Inversión (Credit Bonds 2012). ---

17. Morgan Stanley & Co. Incorporated (Credit Bonds 2011). ---

18. Morgan Stanley & Co. Incorporated (Credit Bonds 2012). ---

19. Padstow Financial Corp (Credit Bonds 2012). ---

20. Permal York LTD (Credit Bonds 2011). ---

21. Permal York LTD (Credit Bonds 2012). ---

22. UBS AG, London Branch (Credit Bonds 2011). ---

23. UBS AG, London Branch (Credit Bonds 2012). ---

24. York Capital Management Lp (Credit Bonds 2011). ---

25. York Capital Management Lp (Credit Bonds 2012). ---

26. York Credit Opportunities Fund Lp (Credit Bonds 2011). ---

27. York Credit Opportunities Fund Lp (Credit Bonds 2012). ---

28. York Credit Opportunities Master Fund Lp (Credit Bonds 2011).---

29. York Credit Opportunities Master Fund Lp (Credit Bonds 2012).---

30. York Multi-Strategy Master Fund Lp (Credit Bonds 2011). ---

31. York Multi-Strategy Master Fund Lp (Credit Bonds 2012). ---

32. York Select Lp (Credit Bonds 2011). ---

33. York Select Lp (Credit Bonds 2012). ---

34. York Select Master Fund Lp (Credit Bonds 2011). ---

35. York Select Master Fund Lp (Credit Bonds 2012). ---

36. Azteca Holdings, Sociedad Anónima de Capital Variable. ---

37. Azteca Móvil, Sociedad Anónima de Capital Variable. ---

38. Comunicaciones Celulares de Occidente, Sociedad Anónima de Capital Variable. ---

39. Grupo Iusacell, Sociedad Anónima de Capital Variable. ---

40. Iusacell Arrendadora, Sociedad Anónima de Capital Variable.---

41. Iusacell PCS de México, Sociedad Anónima de Capital Variable.---

42. Iusacell PCS, Sociedad Anónima de Capital Variable. ---

43. Sistemas Telefónicos Portátiles Celulares, Sociedad Anónima de Capital Variable. ---

44. TV Azteca, Sociedad Anónima Bursátil de Capital Variable. ---

Finally, section twenty-four contains the agreement prepared by the conciliator and executed by the merchant and the abovementioned creditors, which Articles provided the following: ---

Articles---

ONE.- Each party, independently, on its own behalf and with respect to itself, acknowledges that the MERCHANT is in charge of the commercial of financial debts determined in the JUDGMENT OF ACKNOWLEDGEMENT, RANKING AND ORDER OF PREFERENCE OF CREDITS. ---

TWO. Each party, with respect to itself, and on its own behalf, agrees to restructure the credits in charge of the merchant, upon the terms provided by the following articles. ---

THREE. Concerning the debts derived from the 2011 BONDS and 2012 BONDS, the parties agree to the following basic restructuring terms: ---

3.1 THE MERCHANT acknowledges a debt on account of the 2011 BONDS AND 2012 BONDS, in the amounts contained in the JUDGMENT OF THE ACKNOWLEDGEMENT, RANKING AND ORDER OF PREFERENCE OF CREDITS. ---

Particularly, the MERCHANT acknowledges a total debt on account of principal in its charge, derived from the 2011 BONDS and 2012 BONDS, as specified in the JUDGMENT OF THE ACKNOWLEDGEMENT, RANKING AND ORDER OF PREFERENCE OF CREDITS, in the amounts of: (i) with respect to the 2011 BONDS, a total of US$137,499,936.48 (ONE HUNDRED THIRTY SEVEN MILLION FOUR HUNDRED NINETY NINE THOUSAND NINE HUNDRED AND THIRTY-SIX DOLLARS OF THE UNITED STATES OF AMERICA 48/100 U.S.Cy) of which US$125,745,817.50 (ONE HUNDRED TWENTY FIVE MILLION SEVEN HUNDRED FORTY FIVE THOUSAND EIGHT HUNDRED AND SEVENTEEN DOLLARS OF THE UNITED STATES OF AMERICA 50/100 U.S.Cy) correspond to principal and US$ 11,599,118.98 (ELEVEN MILLION FIVE HUNDRED NINETY NINE THOUSAND ONE HUNDRED AND EIGHTEEN DOLLARS OF THE UNITED STATES OF AMERICA 98/100 U.S.Cy) correspond to interest, and (ii) with respect to the 2012 BONDS a total amount of US$263,010,305.75 (TWO HUNDRED SIXTY THREE MILLION TEN THOUSAND THREE HUNDRED AND FIVE DOLLARS OF THE UNITED STATES OF AMERICA 75/100 U.S.Cy), of which US$219,683,782.07 (TWO HUNDRED NINETEEN MILLION SIX HUNDRED EIGHTY THREE THOUSAND, SEVEN HUNDRED AND EIGHTY TWO DOLLARS OF THE UNITED STATES OF AMERICA 07/100 U.S.Cy) correspond to principal and US$43,326,523.69 (FORTY THREE MILLION THREE HUNDRED TWENTY SIX THOUSAND FIVE HUNDRED AND TWENTY THREE DOLLARS OF THE UNITED STATES OF AMERICA 69/100 U.S.Cy) correspond to interest.---

THE MERCHANT and the CREDITORS agree that no release shall be provided with the respect to the acknowledged amount of principal in the JUDGMENT OF ACKNOWLEDGEMENT, RANKING AND ORDER OF PREFERENCE OF CREDITS and as debt derived from the 2011 BONDS AND THE 2012 BONDS. ---

3.2. THE MERCHANT and the CREDITORS agree that a release of any amounts of interest, expenses and related accessories shall be implemented, derived from the 2011 BONDS and 2012 BONDS, only with respect to those accrued or generated to the date this AGREEMENT is effective.

3.3. To implement the release and the waiting period referred to in the above two paragraphs, the MERCHANT and the CREDITORS agree that the principal amount acknowledged in section 3.1 of this Article in charge of the MERCHANT and in favor of the creditors of the 2011 BONDS and 2012 BONDS, shall be made through a new issuance of debentures, of whichever name, and pursuant to the regulations of state of New York, United States of America, provided that such obligations shall be issued without restriction, at the par value established in the corresponding indenture, and with the agreements related to the release and waiting period referred to above being understood as implemented, according the following terms and characteristics: ---

A. The issuance of the debentures shall be in a minimum amount of US$345,429,599.07 (THREE HUNDRED FORTY FIVE MILLION FOUR HUNDRED TWENTY NINE THOUSAND FIVE HUNDRED NINETY-NINE DOLLARS OF THE UNITED STATES OF AMERICA 07/100 U.S.Cy) as principal, due on June 30, 2017, without prejudice with to the previous payments hereinafter established (hereinafter, the NEW 2017 BONDS).---

B. The MERCHANT shall pay every six months to the corresponding holders, the principal of the NEW 2017 BONDS on the followings dates and in the following percentages: ---

Payment date	Percentage of principal of the NEW 2017 BONDS which must be paid on such date
June 30, 2012	2.00%
December 31, 2012	2.00%
June 30, 2013	4.00%
December 31, 2013	4.00%
June 30, 2014	5.5%
December 31, 2014	5.5%
June 30, 2015	5.5%
December 31, 2015	5.5%
June 30, 2016	5.5%
December 31, 2016	5.5%
June 30, 2017	55.0%

C. The NEW 2017 BONDS shall accrue interest from July 1, 2011 at an annual rate of 9% (nine percent), on the outstanding principal balance.

The interest accrued with respect to the outstanding principal balance of the NEW 2017 BONDS, shall be paid every six months on June 30 and December 31 every year from December 31, 2011 to the full payment thereof. ---

3.5. To comply with the foregoing agreements, the MERCHANT and whoever is designated as representative of the holders of the issuance of the NEW 2017 BONDS, in his capacity as trustee, shall execute a “9.0% Senior Secured Notes Due 2017 Indenture” and certain related documents, including the debentures, bonds or credit instrument necessary for the issuance of the NEW 2017 BONDS, which (i) shall contain the resolutions of the AGREEMENT, (ii) shall regulate the NEW 2017 BONDS; and (iii) shall meet all the requirements of any applicable Mexican or foreign legislation, including the legislation of the state of New York, United States of America (hereinafter, the 2017 BONDS

INDENTURE). Notwithstanding the general terms contained in the AGREEMENT with respect to the NEW 2017 BONDS referred to above, the NEW 2017 BONDS are subject to the terms that shall be precisely contained in the 2017 BONDS INDENTURE. ---

FOUR. In connection with the OLD GUARANTEES, the parties agree to their extinguishment upon the following terms, from the date in which the guarantees provided by Article Six shall have been duly executed, formalized, filed and perfected according to the applicable jurisdiction:---

4.1. THE OLD GUARANTEE AGREEMENT shall be extinguished once the NEW GUARANTEE AGREEMENT (as defined in Article seven of the AGREEMENT) is executed. ---

4.2. THE OLD MORTGAGE shall be extinguished and its filings in the public registries shall be cancelled once the NEW MORTGAGE (as defined in Article seven of the AGREEMENT) is duly filed in the applicable Public Registry of Property and Commerce and, as the case may be, as required under the applicable legislation, in the Sole Real Property Guarantee Registry (RUG), with the preference provided by Article Six of the AGREEMENT. ----

4.3. THE OLD PLEDGE ON TRADEMARKS shall be extinguished and its filing shall be cancelled once the NEW PLEDGE ON TRADEMARKS (as defined in Article seven of the AGREEMENT) is duly filed in the Mexican Industrial Property Institute, and, as the case may be, as required pursuant to the applicable legislation in the RUG, with the preference stated in Article Six of the AGREEMENT.

4.4. THE OLD PLEDGE ON ASSETS OF SOS TELECOMUNICACIONES shall be extinguished and its filings in the applicable public registry, shall be cancelled once the NEW PLEDGE ON ASSETS OF SOS TELECOMUNICACIONES (as defined in Article Six of the AGREEMENT) is executed and duly filed in the corresponding Public Registry of Property and Commerce and/or the RUG, as required pursuant to the applicable legislation, with the preference stated in the Article Six of the AGREEMENT. ---

4.5. THE OLD PLEDGE ON ACCOUNTS RECEIVABLE shall be extinguished and its filings in the applicable public registry shall be cancelled once the NEW PLEDGE ON ACCOUNTS RECEIVABLE is executed (as defined in Article Seven of the AGREEMENT) and is duly filed in the corresponding Public Registry of Property and Commerce and/or the RUG, as required pursuant to the applicable legislation, with the preference stated in the Article Six of the AGREEMENT. ---

4.6. THE OLD PLEDGE ON SHARES shall be simultaneously cancelled with the execution, endorsement and delivery of the corresponding certificates and the filing of the NEW PLEDGE ON SHARES (as defined in Article Six of the AGREEMENT) in the share registry books of each of the issuers which shares are subject to this last pledge and/or in the RUG, as required, pursuant to the applicable legislation, with the preference stated in Article Six of the AGREEMENT.---

FIVE. The payment of the NEW 2017 BONDS must be guaranteed, in an unconditional and irrevocable manner by (i) the RESTRICTED SUBSIDIARIES

OF THE MERCHANT and Mexican Celular Holdings Inc as joint obligors, endorsers or in any other similar capacity: and (ii) the real guarantees described in Article Seven of the AGREEMENT, in each of the cases upon the terms of each of the corresponding guarantee agreements, with the preference provided by Article Six of this AGREEMENT and the derived documentation. ---

SIX. In connection with the payment guarantee of the debts that shall be restructured, the parties agree to the following: ---

6.1. The accurate, complete and timely payment of the principal amount, interest, additional amounts and other accessories, if any, with respect to the NEW 2017 BONDS, which payment terms have been agreed between the parties upon the terms of Article Three and other applicable Articles of this AGREEMENT and shall be specified and detailed upon the terms of the NEW 2017 BONDS and the 2017 BONDS INDENTURE, must be guaranteed through the following guarantees, which specifications must be agreed in due time by the parties: ---

6.1.1. First mortgage on all the rights, privileges and interests of the MERCHANT and the RESTRICTED SUBSIDIARIES which are mainly described below, derived from and according to the following, upon the terms of articles 92, 93, 94 and other applicable provisions of the Law of General Means of Communications and the Federal Telecomunications Law. ---

a) All concessions granted by the Ministry of Communication and Transportation to provide public telecommunication services and to operate telecommunication networks in which the MERCHANT and each of the RESTRICTED SUBSIDIARIES are holders as of this date, and those which they may hold in the future (hereinafter, jointly, the “CONCESSIONS”); ---

b) All the means of communication with respect to the CONCESSIONS, which term includes, without limitation, all construction and civil works built in connection with the installation and operation of the cellular telephony system derived from the CONCESSIONS and, in general, all the assets and other properties built and used for the operation of the CONCESSIONS; ---

c) All the assets (personal and real properties) used or acquired in the future in connection with the construction, exploitation, repair, renewal and preservation of the cellular telephony communication business of the MERCHANT and its RESTRICTED SUBSIDIARIES. ---

d) All accounts receivable, assets registered in accounting records and other assets, intangible, present or future assets, received or acquired by, or belonging to the MERCHANT or any RESTRICTED SUBSIDIARY, derived from the disposal of assets or services from the exploitation of the concessions provided by the MERCHANT and its RESTRICTED SUBSIDIARIES, together with all amounts due or payable to the MERCHANT and its RESTRICTED SUBSIDIARIES according to the agreements for the disposal of assets or provision of services derived from the exploitation of concessions (oral or in writing) by the MERCHANT and its RESTRICTED SUBSIDIARIES. ---

e) All rights of any kind granted by any third party, including rights under agreements for the use of rights of way; ---

f) All the cash derived from the exploitation of concessions, Equivalent Cash (as defined in the 2017 BONDS INDENTURE) of the MERCHANT and its RESTRICTED SUBSIDIARIES and any investment which at any time is deposited in such account; ---

g) All the proceeds of any insurance, indemnification or guarantee payable at any time to the MERCHANT and its SUBSIDIARIES with respect to the mortgaged assets; ---

h) All amounts paid or payable derived from the exploitation of the concessions at any time to the MERCHANT and to its RESTRICTED SUBSIDIARIES in connection to the mortgaged assets; ---

i) All payments (in any form) made or payable at any time to the MERCHANT and its RESTRICTED SUBSIDIARIES in connection with any expropriation, requisition auction or seizure by any governmental authority in connection with the mortgaged assets; ---

j) Any replaced assets (as defined in the 2017 BONDS INDENTURE); ---

k) Any residual right that the MERCHANT and its RESTRICTED SUBSIDIARIES have in Assets that May Be Securitized (as defined in the 2017 BONDS INDENTURE) which may continue in the possession of the MERCHANT and its RESTRICTED SUBSIDIARIES, as applicable, with respect to a Qualified Securitization Transaction (as defined in the 2017 BONDS INDENTURE); and --

i) Any other assets used in connection with the cellular telephony business of the MERCHANT and the RESTRICTED SUBSIDIARIES (hereinafter, the NEW MORTGAGE). ---

6.1.2. Pledge on certain brands owned by the MERCHANT and its RESTRICTED SUBSIDIARIES (and related rights), and which currently guarantee the payment of the 2011 BONDS and 2012 BONDS (hereinafter, the NEW PLEDGE ON BRANDS). ---

6.1.3. Pledge without transfer of possession on all the assets of SOS Telecomunicaciones S.A. de C.V. (hereinafter, the NEW PLEDGE ON SOS TELECOMUNICACIONES ASSETS). ---

6.1.4. Pledge without transfer of possession on all the accounts receivable, assets registered in the accounting records and other present or future intangible assets, received or acquired by, or owned by the MERCHANT and Iusacell, S.A. de C.V derived from the provision of cellular telephony service or which are derived from the disposal of assets or services provided by the MERCHANT and its SUBSIDIARIES, together with the amounts due or payable to the MERCHANT and its SUBSIDIARIES pursuant to the agreements for the disposal of assets or provision of services (oral or in writing) by the MERCHANT and its restricted SUBSIDIARIES (accrued or yet to be accrued, which currently exist or which are subsequently executed) (hereinafter, the NEW PLEDGE ON ACCOUNTS RECEIVABLE); ---

6.1.5. Pledge on shares of capital stock of the subsidiaries of the MERCHANT owned by the MERCHANT or of a RESTRICTED SUBSIDIARY or

Mexican Celular Holdings Inc., certain rights related thereto or title thereto, and any dividend, cash, instruments and any other asset that may be received from time to time or otherwise distributed with respect to such shares (hereinafter, the NEW PLEDGE ON SHARES). ---

The terms of this AGREEMENT shall be subject to the more specific terms of the instruments described in paragraphs 6.1.1 to 6.1.5 above and 6.2 below (hereinafter, the INSTRUMENTS). Notwithstanding the general terms contained in the AGREEMENT with respect to the INSTRUMENTS, the NEW 2017 BONDS are subject to the terms specified in the INSTRUMENTS. ---

6.2. THE NEW MORTGAGE, the NEW PLEDGE ON ACCOUNTS RECEIVABLE, the NEW PLEDGE ON SHARES, the NEW PLEDGE ON ASSETS OF SOS TELECOMUNICACIONES and the NEW PLEDGE ON TRADEMARKS, as well as the guarantees referred to in paragraph 6.1 above, shall be constituted by mortgage agreements and pledge assets, respectively, to which, respectively, a translation into Spanish of the NEW 2017 BONDS and the 2017 BONDS INDENTURE, shall be attached, which may suffer variations agreed by the MERCHANT and its CREDITORS without the amount, term, interest rate and guarantee of the NEW 2017 BONDS or any other right or obligation of the CREDITORS being modified without their consent. ---

SEVEN. In connection with the creditors acknowledged by the MERCHANT with real guarantee, which do not execute the AGREEMENT, the parties state the following: ---

7.1. Upon the terms of Article 157 of the Bankruptcy Law, the bankruptcy agreement must be executed between the MERCHANT and its acknowledged creditors with real guarantee representing more than 50% (fifty percent) of the acknowledged amount to all such creditors, for the same to be effective.

THE AGREEMENT is executed by the MERCHANT and the creditors representing more than 50% (fifty percent) of the amount of their credits with real guarantee. ---

7.2. Upon the terms of Article 160 of the Bankruptcy Law, any creditors acknowledged with real guarantee who shall have not participated in the agreement contemplate the payment of their credits or of the value of their guarantees. ---

The creditors of the MERCHANT with real guarantee which fail to execute the AGREEMENT have guaranteed the payment of their credits with the OLD GUARANTEES. ---

The parties agree that the highest value possible of the OLD GUARANTEES is obtained by the restructuring established under the agreement, that is, receiving the new 2017 BONDS with the new guarantees established in Article Six, in exchange for cancelling the 2011 BONDS and 2012 BONDS, and extinguishing the OLD GUARANTEES, pursuant to the following: ---

(a) The OLD guarantees are indivisible, since they are mainly a general mortgage on all the assets of the MERCHANT and certain assets of its

RESTRICTED SUBSIDIARIES, that is, with respect to a going concern and to all the company, and pledges on shares, accounts receivable, assets and brands owned by the MERCHANT and the RESTRICTED SUBSIDIARIES, therefore, the consent of all the beneficiaries of 2011 BONDS and 2012 BONDS is necessary to be able to extinguish them. ---

(b) The transactions established under the AGREEMENT imply, between other things, the cancellation of the OLD GUARANTEES (in charge of the creditors of the MERCHANT with real guarantee) in exchange for the issuance of the NEW 2017 BONDS and the constitution of the new guarantees referred to in Article Seven of the AGREEMENT (in charge of the MERCHANT). ---

(c) The transactions contained in the AGREEMENT represent the best arrangement possible for all creditors of the MERCHANT with real guarantee. ---

In that respect, for a majority of creditors with real guarantee of the MERCHANT and guaranteed with the OLD GUARANTEES (which precisely execute the AGREEMENT), the transactions contained in the AGREEMENT, represent the best arrangement possible vis-à-vis the MERCHANT. ---

(d) Therefore, the highest value possible of the OLD GUARANTEES is the one obtained through the execution of the transactions contained in the AGREEMENT, that is, through their extinguishment in exchange for the issuance of the NEW 2017 BONDS and constitution of the new guarantees, upon the terms of Article Seven of this AGREEMENT to the benefit of the CREDITORS. ---

Consequently, the MERCHANT shall pay to the acknowledged creditors with real guarantee, the highest value possible of the OLD GUARANTEES, through the cancellation of their acknowledged debt, the issuance in their favor of the NEW 2017 BONDS, and the constitution in their favor of the new guarantees described in Article Six of this AGREEMENT. ---

In accordance with the foregoing, the transactions contained in this Agreement shall be effective for all the acknowledged creditors with real guarantee, even for those who fail to execute it, from the effectiveness of the bankruptcy agreement executed to enforce the substantial terms of this AGREEMENT. ---

EIGHT. The common CREDITORS of the MERCHANT shall receive a release of all the interest due to them as of the date of approval of the bankruptcy agreement that implements the AGREEMENT, ordinary and default interest, and of 90% (ninety percent) of the principal, plus a period of ten years for the payment of such principal, converted into the Investment Units (UDIS), without accruing any interest. ---

NINE. In connection with the common creditors of the MERCHANT acknowledged in its bankruptcy proceeding with a previous restructuring plan and which do not execute the bankruptcy agreement, the following is established: ---

9.1. Upon the terms of Article 157 of the Bankruptcy Law, the bankruptcy agreement must be executed by and between the MERCHANT and its common acknowledged creditors that represent more than 50% (fifty percent) of the amount acknowledged to all such creditors, to be effective. ---

The AGREEMENT is executed by the MERCHANT and by more than 50% (fifty percent) of all its common creditors. ---

9.2. Upon the terms of Article 159, section III of the Bankruptcy Law, the bankruptcy agreement may only provide for common acknowledged creditors who shall have not executed the same, a combination of release and period, provided that the terms are identical to those accepted by at least 30% (thirty percent) of the amount acknowledged to the common acknowledged creditors who executed the bankruptcy agreement. ---

THE AGREEMENT has been executed by more than 50% (fifty percent) of the common creditors of the MERCHANT.---

Therefore, the releases and periods provided in the AGREEMENT for common creditors of the MERCHANT are applicable to all kinds of creditors who do not execute it.---

TEN. Inasmuch as the MERCHANT has no due labor or tax debts, the parties do not execute any agreement in that respect. ---

ELEVEN. The creation of provisions by the MERCHANT is not necessary, since there are no challenges in its charge pending resolution or any existing and pending tax credits. ---

TWELVE. The fees of the conciliator of the bankruptcy proceeding of the MERCHANT shall be quantified and paid in the manner provided by the Bankruptcy Law and the General Rules of the Bankruptcy Law. ----

THIRTEEN. This AGREEMENT may only be amended upon consent of the CREDITORS party thereto. ---

FOURTEEN. The parties agree that there is no other agreement related to payments in connection with this AGREEMENT, except as otherwise provided thereunder and in the documentation stated therein. ---

FIFTEEN. The AGREEMENT, including the representations thereof, shall be valid and effective from the time it is approved as a bankruptcy agreement within the BANKRUPTCY PROCEEDING. ---

SIXTEEN. For everything concerning the construction and performance of the AGREEMENT, the parties irrevocably submit themselves to the competence of the Ninth District Civil Judge of the First Circuit, before whom the BANKRUPTCY PROCEEDING is formalized, waiving any other jurisdiction that may correspond to them by virtue of their present or future domiciles or otherwise. ---

SEVENTEEN. The parties state as domiciles for the notification of any act derived from the AGREEMENT, those stated to hear and receive notices within the bankruptcy proceedings of the MERCHANT”.-

Now, according to the judgment of acknowledgement, ranking and order of preference of credits entered on the eighth day of March, two thousand eleven, there are no specialty privileged credits in this bankruptcy proceeding or credits with special privilege, only creditors with real guarantee and common credits; therefore, it is not necessary in this case to review whether the payment of the credits contemplated by Article 224 of the Bankruptcy Law is taken into account in this agreement. ---

By virtue of the foregoing, it is concluded that the agreement submitted by the conciliator meets the requirements contemplated in the transcribed articles and, therefore, we must now verify whether such agreement executed between the merchant and the abovementioned creditors meets the effectiveness requirements demanded by the applicable law and, therefore, the provisions contained in Articles 157 and 158 of the abovementioned law must be observed. ---

Indeed, the first of the abovementioned Article provides that: -

Article 157. To be effective, the agreement must be executed between the Merchant and its Acknowledged Creditors which represent more than fifty percent of the sum of: ---

I. The amount acknowledged to all the common Acknowledged Creditors, and---

II. The amount acknowledged to any Acknowledged Creditors with real guarantee or special privilege which execute the agreement. ---

In this case, it should be noted that the amount that the merchant Grupo Iusacell, Sociedad Anónima de Capital Variable owes to its acknowledged creditors, according to the judgment of acknowledgement, ranking and order of preference of credits, dated the eighth of March, two thousand eleven is, concerning the creditors with real guarantee, US$450,355,282.24 (four hundred fifty million three hundred fifty five thousand two hundred and eighty two dollars, lawful currency of the United States of America 24/100), while the common credits amount to the sum of 70,686,135.43 UDIS (seventy million six hundred eighty six thousand one hundred and thirty-five point forty-three investment units), and for such agreement to be effective, the execution thereof by the merchant and the acknowledged creditors, must represent at least 50.1% (fifty point one percent) upon the terms of the articles transcribed above.

Now, it appears from the judgment of acknowledgment, ranking and order of preference of credits, that the ones that contain a real guarantee were acknowledged in foreign currency (US dollars), while the common credits were acknowledged in Investment Units; therefore, for the sole purpose of determining whether in the case the agreement was executed by creditors representing more that fifty percent of the acknowledged credits, we verify whether those who executed the agreement represent more than fifty percent of the total amount resulting from the sum of the amounts which the conciliator proposed to acknowledge in Investment Units with respect to each of the creditors, which amount to 1,173,047,876.65 UDIS (One billion one hundred seventy three million forty seven thousand eight hundred and seventy-six point fifty-one Investment Units). Therefore, the amount of the credits must correspond to at least 587,696,986.13 UDIS (Five hundred eighty seven million six hundred ninety six thousand nine hundred and eighty-six point thirteen Investment Units). ---

Now, it appears from the above amount that the sum due to the acknowledged creditors who executed the agreement which effectiveness is discussed herein, amount to 1,065,364,897.44 (ONE BILLION SIXTY FIVE MILLION THREE HUNDRED SIXTY FOUR THOUSAND EIGHT HUNDRED AND NINETY-SEVEN POINT FORTY-FOUR INVESTMENT UNITS), which, without question, exceed the amount established in the previous paragraph as fifty point one percent of the aggregate, from which it appears that the discussed agreement does meet the requirement referred to in Article 157 of the Applicable Law.

On the other hand, Article 158, provides that: ---

Article 158. The agreement shall be deemed to be executed by all the common Acknowledged Creditors, without admitting any statement by them, whenever the agreement contemplates with respect to their credits the following: ---

I. The payment of debt that was due as of the date that the bankruptcy judgment became effective converted into UDIs at the value of the day of the bankruptcy judgment; ---

II. The payment of all amounts and accessories that shall have become due under the effective agreement, from the date of the adjudgment in bankruptcy to the approval of the agreement, if the bankruptcy is not declared and assuming the amount referred to in the above section was paid on the day of the bankruptcy judgment. These amounts shall be converted into UDIs at the value as of the date in which each payment shall have become due; and

III. The payment, in the agreed dates, amounts and denomination, of the obligations which under the respective agreement, become due from the approval of the agreement, assuming that the amount referred to in section I shall have been paid on the day of the bankruptcy judgment and that the payments referred to in section II shall have been made at the time they become due. ---

Payments referred to in sections I and II of this Article must be made within thirty business days of the approval of the agreement, considering the value of the UDIs on the day payment is made. ---

Credits that are treated in the manner referred to in this Article shall be deemed to be current from the date of the approval of the agreement. ---

In connection with the foregoing, it should be noted that from the payment proposal for the acknowledged creditors, we notice the amounts of the debt that was due on the date the bankruptcy judgment became effective, denominated, concerning the credits with real guarantee, in the currency of the United States of America, while concerning the common credits, they were denominated in investment units. ---

The payment, on the dates, in the amounts and in the denomination established in the agreed obligations to become due from the approval thereof, assuming that the amount of item I was paid at the time they shall have become due is also satisfied, since as it appears from the agreement executed between the merchant and the different acknowledged creditors, the amounts of the debts corresponding to the credit with real guarantee and those related to common creditors were established, as well as the releases they agreed to make in favor of the merchant and the dates on which the acknowledged credits shall become due, in connection with which it should be noted that the creditors and the merchant agreed, among other things, the following: ---

1.  They acknowledged to owe, on account of the 2011 and 2012 Bonds, the amounts provided by the judgment of acknowledgment, ranking and order of preference of credits. ---

2. Not to make any release with respect to the acknowledged amount of principal in the judgment of acknowledgement, ranking and order of preference of credits, as debt derived from the 2011 and 2012 bonds. --

3. Implement a release of any amount of interest, expenses and related accessories derived from the 2011 and 2012 Bonds, only with respect to those accrued to the date the agreement becomes effective.---

4. To implement the release and the period established under such agreement, they agreed that the total principal amount acknowledged shall be realized through a new issue of debentures, pursuant to the legislation of the State of New York, United States of America, provided that such debentures shall be issued without restriction, at the par value established in the corresponding indenture, and provided that the agreements related to the release and the period are implemented upon the terms and conditions indicated therein, for which purpose they must. ---

5. In connection with the old guarantees, the parties agreed to the extinguishment thereof, from the date the guarantees provided by articles six of the agreement were duly executed, formalized, presented for filing and perfected according to the applicable jurisdiction. ----

6. That the old guarantee agreement shall be extinguished once the new guarantee agreement is executed (as defined in article Seven of the agreement). ---

Likewise, with respect to the payment guarantee of the debts that shall be restructured, the parties agreed that: ---

1. The accurate, full and timely payment of principal, interest, additional amounts, and other accessories, if any, with respect to the new 2017 Bonds, which payment terms were agreed in article Three and other applicable articles of the agreement that shall be specified and detailed upon the terms of the new bonds and the indenture thereof must be guaranteed through the following guarantees specified in items 6.1.1 to 6.1.5 and 6.2 of the agreement.

2. In connection with the acknowledged creditors of the merchant with real guarantee, that failed to execute the agreement, the parties state the following: ---

1. They have guaranteed the payment of the credits with the old guarantees. ---

2. That the highest value possible of the old guarantees is obtained through the restructuring established under the agreement, receiving new 2017 Bonds with the new guarantees established in article Six, in exchange for the cancellation of the 2011 and 2012 bonds, and the extinguishment of the old guarantees, as provided by item 7.2 of the agreement. ---

On the other hand, with respect to the common creditors of the merchant, the parties agreed that they shall receive a release of all interest due to them as of the date of approval of bankruptcy agreement, ordinary and default interest, and of 90% percent (ninety percent) of the principal, plus a period of ten years for the payment of principal, converted into Investment Units (UDIS), without this accruing any interest. ---

Likewise, article nine, provided that the releases and periods established in the agreement for the common creditors of the merchant are applicable to the kind of creditors who failed to execute it. ---

On the other hand, it should be noted that if the agreement did not contemplate the making of the payments referred to in sections I and II of such Article, within thirty business day of the approval of the agreement, but -as observed- a term was given, concerning the 2011 and 2012 bonds, to the year two thousand seventeen, and with respect to the others, a term of ten years, this is because it was so accepted by the signatories to the agreement, and under commercial agreements, each party agrees in the manner and the upon the terms in which it wishes to be bound, and in the manner provided by the agreement (Article 78 of the Code of Commerce); likewise, it is evident that such period was contemplated, this for the purpose of generating within such term a cash flow according to the functions of the company; therefore, since the article in which the form of payment of credits to each of the acknowledged creditors was not challenged by the acknowledged creditors, this without doubt obeys to the will of the signatories and the terms upon which the agreement was executed. ---

Consequently, inasmuch as the agreement executed between the merchant and its several creditors meets the requirements contemplated by Chapter One of Title Five of the Bankruptcy Law, and since it does not contravene any public provisions, the agreement submitted by the conciliator, Mr. Daniel Tapia Izquierdo, in this bankruptcy of the merchant Grupo Iusacell Celular, Sociedad Anónima de Capital Variable, is hereby approved; therefore, pursuant to Article 165 of such law, the merchant and all its acknowledged creditors, are bound to the provisions of such agreement, which contemplated the payment of its credits upon the terms of Article 158 of this law. ---

On the other hand, pursuant to Articles 166 and 262, section I, both of the Bankruptcy Law, this judgment terminates the bankruptcy and the functions of the bankruptcy bodies. ---

Consequently, the conciliator is ordered to cancel the filings made in the public registries by reason of the bankruptcy. ---

Due to the foregoing, and based also on Articles 164, 165 and 166 of the Bankruptcy Law, it is hereby resolved: ---

ONE. The jurisdiction of this court to hear and resolve on the approval or rejection of the agreement presented by the conciliator, Mr. Daniel Tapia Izquierdo, was evidenced. ---

TWO. By virtue of the reasons explained in the body of this judgment, the agreement submitted by the conciliator, Mr. Daniel Tapia Izquierdo, in the bankruptcy of the merchant Grupo Iusacell Celular, Sociedad Anónima de Capital Variable, is hereby approved; therefore, pursuant to Article 165 of the Bankruptcy Law, it is binding upon the merchant and all the common acknowledged creditors for which the agreement contemplated the payment of their credits upon the terms of Article 158 of such law. ---

THREE. Pursuant to Articles 166 and 162, section I, of the Bankruptcy Law, this judgment terminates the bankruptcy and the functions of the bankruptcy bodies. Therefore, the conciliator is ordered to cancel the filings made by virtue of the bankruptcy in the public registries. ---

FOUR. As provided by Article 265, in connection with Articles 166 and 262, section I, of the Bankruptcy Law, notify this resolution by bulletin to the merchant and the acknowledged creditors. -

Notify this resolution by bulletin to the merchant and the acknowledged creditors and to the conciliator, and by official communication to the Federal Institute of Bankruptcy Specialists and the Federal Public Prosecutor. ---

It was so resolved and signed by Mr. Fernando Rangel Ramírez, Ninth District Civil Judge for the Federal District before the court clerk, who authorizes and attests. I attest. ---
  Hector/

(Signed)

(Stamped seal that reads: the statutory publication was made in the bulletin of APRIL 7, 2011 notifying the parties of the foregoing resolution of the record.)

SCANNED SISE
DATE	APRIL 04, 2011
SIGNATURE	(Signed)

BANKRUPTCY 718/2010-A

THE COURT CLERK OF THE NINTH DISTRICT CIVIL COURT FOR THE FEDERAL DISTRICT; ----------------------------------------------------------------------------------------------------------HEREBY CERTIFIES: -------------------------------------

THAT THESE PHOTOCOPIES CONTAINED IN SIXTEEN PAGES TRULY CONFORM TO THE EVIDENCE CONTAINED IN BANKRUPTCY 718/2010-A FILED BY GRUPO IUSACELL CELULAR, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, WHICH ARE DULY SEALED, COMPARED AND AUTHORIZED, IN COMPLIANCE WITH THE PROVISIONS OF THE COURT ORDER DATED THE NINETEENTH DAY OF APRIL, TWO THOUSAND ELEVEN. ---

IN MEXICO CITY, ON THE TWENTY-NINTH DAY OF APRIL, TWO THOUSAND ELEVEN. I ATTEST. ---

THE COURT CLERK
(Stamped seal with the Mexican Coat of Arms that reads:
UNITED MEXICAN STATES
JUDICIAL BRANCH OF THE	(SIGNED)
FEDERATION.)
MS. VIRGINIA GAYTAN ZUNO